Exhibit 10.91

TABLE OF CONTENTS

1.	BACKGROUND	2

2.	DEFINITIONS	2

3.	LICENSE GRANT AND TERM	6

4.	DUE DILIGENCE	7

5.	LICENSE ISSUE ROYALTY; LICENSE MAINTENANCE ROYALTY; MILESTONE ROYALTIES	8

6.	EARNED ROYALTIES; MINIMUM ROYALTY PAYMENTS	9

7.	SUBLICENSES	10

8.	CONFIDENTIALITY AND PUBLICITY	11

9.	REPORTS, RECORDS AND INSPECTIONS	12

10.	PATENT PROTECTION	13

11.	INFRINGEMENT AND LITIGATION	14

12.	USE OF YALE’S NAME	16

13.	TERMINATION	16

14.	INDEMNIFICATION; INSURANCE; NO WARRANTIES	18

15.	NOTICES	19

16.	INVENTOR AGREEMENTS	20

17.	LAWS, FORUM AND REGULATIONS	20

18.	MISCELLANEOUS	20

THIS AGREEMENT (the “Agreement”) by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut (“YALE”), and Protea Biosciences Group, Inc., a corporation organized and existing under the laws of the State of Delaware, and with principal offices located in 955 Hartman Run Road, Morgantown, WV 26507 (“LICENSEE”) is effective as of the date of final signature below (“EFFECTIVE DATE”).

1.          BACKGROUND

1.1.	In the course of research conducted under YALE auspices, Dr. Rossitza Lazova, in the Department of Dermatology at YALE (the “INVENTOR”), is a co-inventor of an invention entitled “Method of Differentiating Benign Melanocytic Nevi from Malignant Melanoma” (the “INVENTION”).

1.2.	INVENTOR has assigned to YALE all of INVENTOR’s right, title and interest in and to the INVENTION and any resulting patents.

1.3.	YALE wishes to have the INVENTION and any resulting patents commercialized to benefit the public good.

1.4.	LICENSEE has represented to YALE to induce YALE to enter into this Agreement that it shall act diligently to develop and commercialize the LICENSED PRODUCTS for public use throughout the LICENSED TERRITORY (as defined below).

1.5.	YALE is willing to grant a license to LICENSEE, subject to the terms and conditions of this Agreement.

1.6.	In consideration of these statements and mutual promises, YALE and LICENSEE agree to the terms of this Agreement.

2.          DEFINITIONS

The following terms used in this Agreement shall be defined as set forth below:

2.1.	“AFFILIATE” shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

2.2.	“CHANGE OF CONTROL” shall mean:

(a)	any consolidation, merger, combination, reorganization or other transaction in which LICENSEE is not the surviving entity, irrespective of whether LICENSEE is maintained as an AFFILIATE or subsidiary of the new controlling entity, or dissolved and absorbed into the new controlling entity; or

(b)	any transaction or series of related transactions in which the shares of stock or other equity interests of LICENSEE constituting in excess of fifty percent (50%) of the voting power of LICENSEE are exchanged for or converted into other stock or securities, cash, and/or any other property; or

(c)	an initial public offering as that term is defined in the Securities Exchange Act of 1934, as amended; or

(d)	a sale or other disposition of all or substantially all of the assets of the LICENSEE.

2.3.	“CONFIDENTIAL INFORMATION” shall mean all information disclosed by one party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually or in tangible form, that relates to LICENSED PATENTS or the Agreement itself, unless such information is subject to an exception described in Article 8.2; provided, however, that CONFIDENTIAL INFORMATION that is disclosed in tangible form shall be marked “Confidential” at the time of disclosure and CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be identified as confidential at the time of disclosure and subsequently reduced to writing, marked confidential and delivered to the other party within thirty (30) days of such disclosure. CONFIDENTIAL INFORMATION shall include, without limitation, materials, know-how and data, technical or non-technical, trade secrets, inventions, methods and processes, whether or not patentable. Notwithstanding any other provisions of this Article 2.2, CONFIDENTIAL INFORMATION of LICENSEE that is subject to Article 8 of this Agreement is limited to information that LICENSEE supplies pursuant to LICENSEE’s obligations under Articles 7 and 9 of this Agreement, unless otherwise mutually agreed to in writing by the parties.

2.4.	“EARNED ROYALTY” is defined in Article 6.1.

2.5.	“EFFECTIVE DATE” is defined in the introductory paragraph of this Agreement.

2.6.	“FIELD” shall mean: All Diagnostic Uses.

2.7.	“FIRST SALE” shall mean the first sale, lease or other transfer, practice or disposition to a third party of any LICENSED PRODUCT in any country.

2.8.	“INVENTION” and “INVENTOR” are defined in Article 1.1.

2.9.	“INVENTOR AGREEMENT” shall mean a consulting or other agreement directly between LICENSEE and an INVENTOR.

2.10.	“INSOLVENT” shall mean that LICENSEE (i) has ceased to pay its debts in the ordinary course of business, (ii) has current assets that are insufficient to pay its current obligations, (iii) is insolvent as defined by the United States Federal Bankruptcy Law, as amended from time to time, or (iv) has commenced bankruptcy, reorganization, receivership or insolvency proceedings, or any other proceeding under any Federal, state or other law for the relief of debtors.

2.11.	“LABORATORY-DEVELOPED TEST” (“LDT”) shall mean any in vitro diagnostic test or device that may be legally marketed in a given territory without the need for pre-marketing approval from the regulatory agency responsible for that territory.

2.12.	“LICENSE” refers to the license granted under Article 3.1.

2.13.	“LICENSED METHOD” shall mean any method, procedure, service or process the practice of which is claimed by a VALID CLAIM of a LICENSED PATENT, or which uses a LICENSED PRODUCT of the type defined in subsection (a) of the definition of LICENSED PRODUCT.

2.14.	“LICENSED PATENTS” shall mean the United States or foreign patent application(s) and patents(s) listed in Appendix A and owned by YALE during the term of this Agreement, together with any continuations, divisionals, and continuations-in-part, to the extent the claims of any such patent or patent application are directed to subject matter specifically described in the patent applications listed on Appendix A; any reissues, re-examinations, or extensions thereof, or substitutes therefor; and the relevant international equivalents of any of the foregoing. Appendix A is incorporated into this Agreement.

2.15.	“LICENSED PRODUCT” shall mean

(a)	any product (including any apparatus or kit) or component part thereof, if the manufacture, use, sale, import, export or practice thereof is claimed by a VALID CLAIM of a LICENSED PATENT.

(b)	any LICENSED METHOD.

2.16.	“LICENSED TERRITORY” shall mean: Worldwide.

2.17.	“NET SALES” shall mean:

(a)	gross invoice price from the sale, lease or other transfer, practice or disposition of the LICENSED PRODUCTS, or from services performed using or constituting LICENSED PRODUCTS by LICENSEE, SUBLICENSEES or AFFILIATES to third parties, except as set forth in Article 2.17 (b), less the following deductions, provided they actually pertain to the disposition of the LICENSED PRODUCTS and are separately invoiced:

(i)	all discounts, credits and allowances on account of returns;

(ii)	transportation and insurance; and

(iii)	duties, taxes and other governmental charges levied on the sale, transportation, delivery or practice of LICENSED PRODUCTS, but not including income taxes.

No deductions shall be made for any other costs or expenses, including but not limited to commissions to independents, agents or those on LICENSEE’s, SUBLICENSEE's or an AFFILIATE’s payroll or for the cost of collection.

(b)          “NET SALES” shall not include the gross invoice price for LICENSED PRODUCTS sold to, or services performed using LICENSED PRODUCTS for, any AFFILIATE unless such AFFILIATE is an end-user of any LICENSED PRODUCT, in which case such consideration shall be included in NET SALES at the average selling price charged to a third party during the same quarter.

2.18.	"REASONABLE COMMERCIAL EFFORTS" shall mean documented efforts that are consistent with those utilized by companies of similar size and type that have successfully developed products and services similar to LICENSED PRODUCTS and LICENSED METHODS. In determining REASONABLE COMMERCIAL EFFORTS with respect to a particular LICENSED PRODUCT or LICENSED METHOD, LICENSEE may not reduce such efforts due to the competitive, regulatory or other impact of any other product or method that it owns, licenses or is developing or commercializing.

2.19.	“SUBLICENSE INCOME” shall mean consideration in any form received by LICENSEE or an AFFILIATE in connection with a grant to any third party or parties of a sublicense, cross-license, option, or other right, license, privilege or immunity to make, have made, use, sell, have sold, distribute, practice, import or export LICENSED PRODUCTS, but excluding consideration included within EARNED ROYALTIES. SUBLICENSE INCOME shall include without limitation any license signing fee, license maintenance fee, option fee or other payment pursuant to an option, unearned portion of any minimum royalty payment received by LICENSEE, equity, distribution or joint marketing fee, research and development funding in excess of LICENSEE’s cost of performing such research and development, and any consideration received for an equity interest in, extension of credit by or other investment in LICENSEE to the extent such consideration exceeds the fair market value of the equity or other interest as determined by an independent appraiser mutually agreeable to the parties. SUBLICENSE INCOME shall also include any sale or extension of credit to LICENSEE for less than fair market value, as determined by an independent appraiser. In case an extension of credit or loan to LICENSEE by a third party is forgiven in whole or in part by the third party, such amount shall constitute SUBLICENSE INCOME.

2.20.	“SUBLICENSEE” shall mean any third party sublicensed by LICENSEE to make, have made, use, sell, have sold, import, export or practice any LICENSED PRODUCT.

2.21.	“TERM” is defined in Article 3.4.

2.22.	“VALID CLAIM” shall mean a pending, issued or unexpired claim of a LICENSED PATENT so long as such claim shall not have been irrevocably abandoned or declared to be invalid in an unappealable decision of a court or other authority or competent jurisdiction through no fault or cause of LICENSEE.

3.          LICENSE GRANT AND TERM

3.1.	Subject to all the terms and conditions of this Agreement, and upon payment to YALE of the consideration described in Article 5, YALE hereby grants to LICENSEE an exclusive license, subject to the reservation of rights by YALE under Article 3.3, under YALE’s rights to the LICENSED PATENTS, to make, have made, use, sell, have sold, import, export, or practice LICENSED PRODUCTS within the FIELD in the LICENSED TERRITORY (the "LICENSE").

3.2.	To the extent that any invention included within the LICENSED PATENTS has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention as set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (the “Federal Patent Policy”). As a condition of the license granted hereby, LICENSEE acknowledges and shall comply with all aspects of the Federal Patent Policy applicable to the LICENSED PATENTS, including the obligation that LICENSED PRODUCTS used or sold in the United States be manufactured substantially in the United States. Nothing contained in this Agreement obligates or shall obligate YALE to take any action that would conflict in any respect with its past, current or future obligations to the United States Government under the Federal Patent Policy with respect to the LICENSED PATENTS.

3.3.	The LICENSE is expressly made subject to YALE’s reservation of the right, on behalf of itself and all other non-profit academic and/or research institutions, to make, use and practice the LICENSED PATENTS and LICENSED PRODUCTS for research, clinical, teaching or other non-commercial purposes, and not for purposes of commercial development, use, manufacture or distribution.

3.4.	Unless terminated earlier as provided in Article 13, the term of this Agreement (the "TERM") shall commence on the EFFECTIVE DATE and shall automatically expire, on a country-by-country basis, on the date on which the last of the claims of the patents described in the LICENSED PATENTS in such country expires, lapses or is declared to be invalid by a non-appealable decision of a court or other authority of competent jurisdiction through no fault or cause of LICENSEE.

3.5.	Nothing in this Agreement shall be construed to grant by implication, estoppel or otherwise any licenses under patents of YALE other than the LICENSED PATENTS. Except as expressly provided in this Agreement, under no circumstances will LICENSEE, as a result of this Agreement, obtain any interest in or any other right to any technology, know-how, patents, patent applications, materials or other intellectual or proprietary property of YALE.

4.          DUE DILIGENCE

4.1.	LICENSEE has designed a plan for developing and commercializing the LICENSED PATENTS that includes a description of research and development, testing, government approval, manufacturing, marketing and sale or lease of LICENSED PRODUCTS (“PLAN”). A copy of the PLAN is attached to this Agreement as Appendix B and incorporated herein by reference.

4.2.	LICENSEE shall use all REASONABLE COMMERCIAL EFFORTS, within sixty (60) days after the EFFECTIVE DATE of this Agreement, to begin to implement the PLAN at its sole expense and thereafter to fully implement the PLAN and to diligently commercialize and develop markets for the LICENSED PRODUCTS.

4.3.	Six months after the EFFECTIVE DATE of this Agreement, and on each anniversary of the EFFECTIVE DATE, LICENSEE shall provide YALE with an updated and revised copy of the PLAN which shall indicate LICENSEE’s progress and problems to date in development and commercialization of LICENSED PRODUCTS and a forecast and schedule of major events required to market the LICENSED PRODUCTS. Such updated PLAN shall clearly indicate which of LICENSEE’s products or services are LICENSED PRODUCTS, and which LICENSED PATENTS claim each such LICENSED PRODUCT.

(a)	At least thirty (30) days prior to assignment by LICENSEE pursuant to Article 18.6, the assignee shall provide YALE with an updated and revised copy of the PLAN.

(b)	YALE shall review and by notice in writing to assignee may approve or disapprove of any updated PLAN and the revised PLAN in its sole discretion. Each updated and revised PLAN shall be substituted into this Agreement as Appendix B.

4.4.	LICENSEE shall immediately send YALE a notice of abandonment if at any time LICENSEE (a) abandons or suspends its research, development or marketing of the LICENSED PRODUCTS, or its intent to research, develop and market LICENSED PRODUCTS, or (b) fails to comply with its obligations under this Article for a period exceeding ninety (90) days.

4.5.	LICENSEE agrees that YALE shall be entitled to terminate this Agreement pursuant to Article 13.1(b) upon the occurrence of any of the following:

(a)	LICENSEE shall fail to provide the written reports as provided in Article 4.3

(b)	LICENSEE shall fail to receive written approval of the PLAN as defined in Article 4.1 or Article 4.2, or assignee of LICENSEE shall fail to receive written approval of the PLAN as provided in Article 4.3(a); or

(c)	LICENSEE shall fail to implement the PLAN in accordance with this Article or otherwise fails to fulfill any of its obligations under this Article 4; or

(d)	LICENSEE gives notice pursuant to Article 4.4 (which shall be deemed a material breach not capable of being cured); or

(e)	Upon the occurrence of any of the events set forth in Section 4.4 or 4.5; or

(f)	LICENSEE has failed:

(i)	Within three (3) years after the EFFECTIVE DATE, to either (i) have commercialized a Laboratory-Developed Test (“LDT”) or equivalent for a LICENSED PRODUCT, or (ii) have filed with a Regulatory Agency for approval to market a LICENSED PRODUCT; and

(ii)	To make a FIRST SALE of a LICENSED PRODUCT within five (5) years after the EFFECTIVE DATE.

Notwithstanding the foregoing in this Article 4.5, if LICENSEE has not employed REASONABLE COMMERCIAL EFFORTS in developing and selling LICENSED PRODUCTS on a country-by-country basis within the TERRITORY for any reason, then YALE may, at its sole discretion, terminate this LICENSE pursuant to Article 13 herein on a country-by-country basis.

5.          LICENSE ISSUE ROYALTY; LICENSE MAINTENANCE ROYALTY; MILESTONE ROYALTIES

5.1.	LICENSEE shall pay to YALE within thirty (30) days after the EFFECTIVE DATE a non-refundable license issue royalty of Five Thousand Dollars ($5,000.00).

5.2.	During the TERM of this Agreement, LICENSEE agrees to pay to YALE an annual license maintenance royalty (“LMR”) commencing on the first anniversary of the EFFECTIVE DATE and every anniversary thereafter until LICENSEE starts to pay Minimum Royalty Payments under Article 6.5 according to the following schedule:

Anniversaries of the EFFECTIVE DATE	LMR
Anniversary 1	$2,500
Anniversary 2 and each Anniversary thereafter during the TERM	$5,000

5.3.	LICENSEE shall pay the following milestone royalties to YALE for each LICENSED PRODUCT developed by LICENSEE, SUBLICENSEE, or AFFILIATES:

(a)	a non-refundable milestone royalty of Five Thousand Dollars ($5,000.00) when LICENSEE makes a FIRST SALE of a LICENSED PRODUCT developed as a LDT or equivalent.

(b)	a non-refundable milestone royalty of Seven Thousand Five Hundred Dollars ($7,500.00) when LICENSEE files with a Regulatory Agency for approval to market a LICENSED PRODUCT.

(c)	a non-refundable milestone royalty of Ten Thousand Dollars ($10,000) when LICENSEE makes a FIRST SALE of any LICENSED PRODUCT that is approved by a Regulatory Agency.

5.4.	Neither the license issue royalty set forth in Article 5.1 nor the LMR of Article 5.2 nor the milestone royalties set forth in Article 5.3 shall be credited against EARNED ROYALTIES payable under Article 6.1.

5.5.	Within Sixty (60) Days of any CHANGE OF CONTROL, LICENSEE shall pay to YALE a One Hundred Thousand Dollar ($100,000) fee (“CHANGE OF CONTROL FEE”).

6.           EARNED ROYALTIES; MINIMUM ROYALTY PAYMENTS

6.1.	During the TERM of this Agreement, as partial consideration for the LICENSE, LICENSEE shall pay to YALE an earned royalty of Two and One Half Percent (2.5%) on worldwide cumulative NET SALES of LICENSED PRODUCTS by LICENSEE or its SUBLICENSEES or AFFILIATES (“EARNED ROYALTY”).

6.2.	LICENSEE shall pay all EARNED ROYALTIES accruing to YALE within thirty (30) days from the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which NET SALES occur. Unless YALE requests otherwise, LICENSEE shall report all EARNED ROYALTIES and other payments accruing to YALE on a quarterly basis, but shall defer payments accruing to YALE that do not, in total, exceed Two Hundred Fifty Dollars ($250.00) in any given quarter until the earlier of (1) the end of the calendar year, or (2) the quarter upon which the cumulative accrued royalties and other payments exceed Two Hundred Fifty Dollars ($250.00)

6.3.	During the term of this Agreement, LICENSEE agrees to pay YALE annual Minimum Royalty Payments (“MRP”), commencing on the first January 1 to occur after the date of the first sale that results in NET SALES. The MRP shall be payable to YALE in the amounts indicated in the following schedule:

Years after FIRST SALE	MRP
Year 1	$10,000
Year 2	$15,000
Year 3	$20,000
Year 4	$30,000
Year 5	$40,000
Year 6 and each Year thereafter during the TERM	$50,000

6.7	LICENSEE shall continue to pay the MRP until the end of the TERM. YALE shall fully credit each MRP made against any EARNED ROYALTIES payable by LICENSEE in the same calendar year.

6.8	All EARNED ROYALTIES and other payments due under this Agreement shall be paid to YALE in United States Dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the time the payment is due. If overdue, the royalties and any other payments due under this Agreement shall bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at Citibank on the due date and YALE shall be entitled to recover reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of royalties or other payments, following such failure to pay. The payment of such interest shall not foreclose YALE from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

7.          SUBLICENSES

7.1.	LICENSEE shall not sublicense the rights granted to it under this Agreement without the prior written consent of YALE. In the event YALE consents to a sublicense under this Article 7.1, in addition to any other terms and conditions YALE may require, the provisions of Articles 7.2, 7.3 and 7.4 shall apply.

7.2.	Any sublicense granted by LICENSEE shall include substantially the same definitions and provisions, and such other provisions as are needed to enable LICENSEE to provide Yale the protections and benefits contemplated herein. LICENSEE will provide YALE with a copy of each sublicense agreement (and all amendments thereof) promptly after execution. LICENSEE shall remain responsible for the performance of all SUBLICENSEES under any such sublicense as if such performance were carried out by LICENSEE itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the SUBLICENSEE directly to YALE. A breach of this provision shall constitute a material breach that is subject to Article 13.1(b).

7.3.	LICENSEE shall pay royalties to YALE on NET SALES of SUBLICENSEES based on the same royalty rate as apply to NET SALES by LICENSEE and its AFFILIATES, regardless of the royalty rates payable by SUBLICENSEES to LICENSEE under a sublicense agreement. In addition, LICENSEE shall pay to YALE Ten Percent (10%) of any SUBLICENSE INCOME.

7.4.	LICENSEE agrees that it has sole responsibility to promptly:

(a)	provide YALE with a copy of any amendments to sublicenses granted by LICENSEE under this Agreement and to notify YALE of termination of any sublicense; and

(b)	summarize and deliver copies of all reports provided to LICENSEE by SUBLICENSEES.

8.          CONFIDENTIALITY AND PUBLICITY

8.1.	Subject to the parties’ rights and obligations pursuant to this Agreement, YALE and LICENSEE agree that during the term of this Agreement and for five (5) years thereafter, each of them:

(a)	will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, its SUBLICENSEES, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

(b)	will only disclose that part of the other’s CONFIDENTIAL INFORMATION to its officers, employees or agents, under requirements of confidentiality, for purposes of carrying out its rights and responsibilities under this Agreement; and

(c)	will not use the other party’s CONFIDENTIAL INFORMATION other than as expressly permitted by this Agreement or disclose the other’s CONFIDENTIAL INFORMATION to any third parties (other than to agents under requirements of confidentiality) under any circumstance without advance written permission from the other party; and

(d)	will, within sixty (60) days of termination of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this Agreement except for one copy which may be retained by the recipient for monitoring compliance with this Article 8 and any surviving clauses.

8.2.	The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that:

(a)	is shown to have been known to or developed by the recipient prior to the disclosure by the disclosing party; or

(b)	is at the time of disclosure or has become thereafter publicly known through no fault or omission attributable to the recipient; or

(c)	is rightfully given to the recipient from sources independent of the disclosing party; or

(d)	is independently developed by the receiving party without use of or reference to the CONFIDENTIAL INFORMATION of the other party; or

(e)	is required to be disclosed by law in the opinion of recipient’s attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order.

8.3.	The financial terms of this Agreement constitute CONFIDENTIAL INFORMATION of each party.

9.          REPORTS, RECORDS AND INSPECTIONS

9.1.	LICENSEE shall, within thirty (30) days after the calendar year in which NET SALES first occur, and within thirty (30) days after each calendar quarter (March 31, June 30, September 30 and December 31) thereafter, provide YALE with a written report detailing the NET SALES and uses, if any, made by LICENSEE, its SUBLICENSEES and AFFILIATES of LICENSED PRODUCTS during the preceding calendar quarter and calculating the payments due pursuant to Article 6. NET SALES of LICENSED PRODUCTS shall be deemed to have occurred on the date of invoice for such LICENSED PRODUCTS. Each such report shall be signed by an officer of LICENSEE (or the officer's designee), and must include:

(a)	the number or amount, as appropriate, of LICENSED PRODUCTS manufactured, sold, practiced, leased or otherwise transferred or disposed of by LICENSEE, SUBLICENSEES and AFFILIATES;

(b)	a calculation of NET SALES for the applicable reporting period in each country, including the gross invoice prices charged for the LICENSED PRODUCTS and any permitted deductions made pursuant to Article 2.179;

(c)	a calculation of total royalties or other payment due, including any exchange rates used for conversion; and

(d)	names and addresses of all SUBLICENSEES and the type and amount of any SUBLICENSE INCOME received from each SUBLICENSEE; and

(e)	identification of any INVENTOR AGREEMENT(S) in effect during the previous calendar quarter.

9.2.	LICENSEE, AFFILIATES and its SUBLICENSEES shall keep and maintain complete and accurate records and books containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this Agreement. LICENSEE shall preserve such books and records for three (3) years after the calendar year to which they pertain. Such books and records shall be open to inspection by YALE or an independent certified public accountant selected by YALE, at YALE’s expense, during normal business hours upon ten (10) days' prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE. In the event LICENSEE underpaid the amounts due to YALE with respect to the audited period by more than five percent (5%), LICENSEE shall pay the reasonable cost of such examination, together with the deficiency not previously paid and interest from the due date of such payment, calculated at the rate set forth in Article 6.8, within thirty (30) days of receiving notice thereof from YALE.

9.3.	On or before the ninetieth (90th) day following the close of LICENSEE’s fiscal year, LICENSEE shall provide YALE with LICENSEE’s certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement.

10.         PATENT PROTECTION

10.1.	LICENSEE shall be responsible for all past, present and future costs of filing, prosecution and maintenance of all United States patent applications and patents contained in the LICENSED PATENTS. Any and all such United States patent applications, and resulting issued patents, shall remain the joint property of LICENSEE and YALE.

10.2.	LICENSEE shall be responsible for all past, present and future costs of filing, prosecution and maintenance of all foreign patent applications and patents contained in the LICENSED PATENTS in the countries outside the United States in the LICENSED TERRITORY selected by LICENSEE and agreed to in writing by YALE. All such applications or patents shall remain the joint property of LICENSEE and YALE.

10.3.	All patent applications under the LICENSED PATENTS shall be prepared, prosecuted, filed and maintained by independent patent counsel chosen by LICENSEE. Said independent patent counsel shall be ultimately responsible to LICENSEE. LICENSEE shall instruct patent counsel to keep both LICENSEE and YALE fully informed of the progress of all patent applications and patents, and to give both LICENSEE and YALE reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures. YALE shall have no liability to LICENSEE for damages, whether direct, indirect or incidental, consequential or otherwise, allegedly arising from its good faith decisions, actions and omissions in connection with such prosecution.

10.4.	LICENSEE will not finally abandon any LICENSED PATENT without YALE's consent, and LICENSEE shall provide YALE with sufficient notice of its intent to abandon any LICENSED PATENT so YALE may, at its sole discretion, continue prosecution of such LICENSED PATENT at YALE’s expense. In such circumstance, LICENSEE shall assign all of its right, title and interest to any such LICENSED PATENT, such patent or patent application shall no longer be a LICENSED PATENT, and YALE shall be free to issue licenses to third parties for any such LICENSED PATENT.

10.5.	LICENSEE shall mark, and shall require AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS, that are tangible products, with the numbers of all patents included in LICENSED PATENTS that cover the LICENSED PRODUCTS. Without limiting the foregoing, all LICENSED PRODUCTS shall be marked in such a manner as to conform with the patent marking notices required by the law of any country where such LICENSED PRODUCTS are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

11.         INFRINGEMENT AND LITIGATION

11.1.	Each party shall promptly notify the other in writing in the event that it obtains knowledge of infringing activity by third parties, or is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the LICENSED PATENTS, and shall supply the other party with documentation of the infringing activities that it possesses.

11.2.	During the TERM of this Agreement:

(a)	LICENSEE shall have the first right and obligation to defend the LICENSED PATENTS against infringement or interference in the FIELD and in the LICENSED TERRITORY by third parties. This right and obligation includes bringing any legal action for infringement and defending any counter claim of invalidity or action of a third party for declaratory judgment for non-infringement or non-interference. If, in the reasonable opinion of both LICENSEE’s and YALE’s respective counsel, YALE is required to be a named party to any such suit for standing purposes, LICENSEE may join YALE as a party; provided, however, that (i) YALE shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined YALE as a party; and (iii) LICENSEE shall keep YALE reasonably apprised of all developments in any such action. LICENSEE may settle such suits solely in its own name and solely at its own expense and through counsel of its own selection; provided, however, that no settlement shall be entered without YALE’s prior written consent, such consent not to be unreasonably withheld. Without limiting the foregoing, YALE may withhold its consent to any settlement that would in any manner constitute or incorporate an admission by YALE or require YALE to take or refrain from taking any action. LICENSEE shall bear the expense of such legal actions. Except for providing reasonable assistance, at the request and expense of LICENSEE, YALE shall have no obligation regarding the legal actions described in Article 11.2 unless required to participate by law. However, YALE shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSEE’s out of pocket expenses and second shall be applied to YALE's out of pocket expenses, including legal fees. YALE shall recover 25% of any excess recovery over those expenses.

(b)	In the event LICENSEE fails to initiate and pursue or participate in the actions described in Article (a) within sixty (60) days of (a) notification of infringement from YALE or (b) the date LICENSEE otherwise first becomes aware of an infringement, whichever is earlier, YALE may, in its sole discretion, convert the LICENSE granted in Article 3 to a nonexclusive license, and issue licenses to third parties under the LICENSED PATENTS to make, have made, use, sell, have sold, import, export, or practice LICENSED PRODUCTS within the FIELD in the LICENSED TERRITORY. Additionally, YALE shall have the right to initiate legal action such as that described in Article 11.2(a) at its own expense and YALE may use the name of LICENSEE as party plaintiff to uphold the LICENSED PATENTS. In such case, LICENSEE shall provide reasonable assistance to YALE if requested to do so. YALE may settle such actions solely through its own counsel. Any recovery shall be retained by YALE. YALE may terminate the LICENSE in the country where such legal action is taken.

(c)	In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a third party, or if both LICENSEE and YALE elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either party shall have the right to terminate this Agreement in the country where the suit was filed with respect to the licensed patent following thirty (30) days’ written notice to the other party in accordance with the terms of Article 15.

(d)	Notwithstanding the foregoing, neither LICENSEE nor YALE shall take any action to enforce the LICENSED PATENTS, or patent rights owned by LICENSEE and which claim the LICENSED PRODUCTS, in low or lower-middle income countries, where such action is intended to prevent the sale of LICENSED PRODUCTS in any such countries. However, LICENSEE and/or YALE may take such action in any such country, provided that such action is intended to prevent the manufacturing of LICENSED PRODUCTS for export to countries that are not low-income or lower-middle countries.

12.         USE OF YALE’S NAME

12.1.	LICENSEE shall not use the name “Yale” or “Yale University,” nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by YALE, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of YALE in each instance, such consent to be granted or withheld by YALE in its sole discretion, except that LICENSEE may state that it has licensed from YALE one or more of the patents and/or applications comprising the LICENSED PATENTS.

13.         TERMINATION

13.1.	YALE shall have the right to terminate this Agreement upon written notice to LICENSEE in the event LICENSEE:

(a)	fails to make any payment whatsoever due and payable pursuant to this Agreement, or any payment that may be due under other contracts with YALE (e.g. sponsored research agreements), unless LICENSEE shall make all such payments (and all interest due on such payments under Article 6.4) within the thirty (30) day period after receipt of written notice from YALE; or

(b)	commits a material breach of any other provision of this Agreement which is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from YALE, or upon receipt of such notice if such breach is not capable of being cured; or

(c)	fails to obtain or maintain adequate insurance as described in Article 14.2, whereupon YALE may terminate this Agreement immediately upon written notice to LICENSEE.

13.2.	This Agreement shall terminate automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business or becomes INSOLVENT, or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for sixty (60) days, or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.

13.3.	LICENSEE shall have the right to terminate this Agreement upon written notice to YALE:

(a)	at any time on six (6) months’ notice to YALE, provided LICENSEE is not in breach and upon payment of all amounts due YALE throughout the effective date of termination; or

(b)	in the event YALE commits a material breach of any of the provisions of this Agreement and such breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from LICENSEE, or upon receipt of such notice if such breach is not capable of being cured.

13.4.	Upon termination of this Agreement, for any reason, all rights and licenses granted to LICENSEE under the terms of this Agreement are terminated and YALE has the option, in its discretion, to terminate any sublicense granted by LICENSEE. Upon such termination, LICENSEE shall cease to make, have made, use, sell, have sold, distribute, practice, import or export LICENSED PRODUCTS. Within sixty (60) days of the effective date of termination LICENSEE shall return to YALE:

(a)	All materials relating to or containing the LICENSED PATENTS, LICENSED PRODUCTS or CONFIDENTIAL INFORMATION disclosed by YALE;

(b)	the last report required under Article 4 or Article 9; and

(c)	all payments incurred up to the effective date of termination.

13.5.	Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all royalties and other payments specified by Article 4 and Article 6. In particular, but without limitation, the following provisions shall survive any termination: Articles 2 and 8, the preservation and inspection obligations of Article 9, Article 12, this Article 13.5, Article 13.6, Article 13.8, Article 14, Article 15, Article 17.1, and Article 18. The parties agree that claims giving rise to indemnification may arise after the TERM or termination of the LICENSE granted herein.

13.6.	The rights provided in this Article 13 shall be in addition and without prejudice to any other rights, whether at law or in equity, which the parties may have with respect to any default or breach of the provisions of this Agreement.

13.7.	Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

13.8.	Upon termination of this Agreement for any reason other than breach by YALE, LICENSEE shall permit YALE and its future licensees to utilize, reference and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies with respect to, the LICENSED PRODUCTS. In addition, at YALE's request, LICENSEE shall deliver to YALE within six months of such request all records required by regulatory authorities to be maintained with respect to the sale, storage, handling, shipping and use of the LICENSED PRODUCTS, all reimbursement approval files, all documents, data and information related to clinical trials and other studies of LICENSED PRODUCTS, any other data, techniques, know-how and other information developed or generated that relate to the LICENSED PATENTS or LICENSED PRODUCTS, and all copies and facsimiles of such materials, documents, information and files. YALE agrees that, subject to the provisions of Article 8, LICENSEE may retain one copy thereof to the extent LICENSEE is required by law to maintain such copy.

14.         INDEMNIFICATION; INSURANCE; NO WARRANTIES

14.1.	LICENSEE shall indemnify, defend by counsel acceptable to YALE, and hold harmless YALE and its trustees, officers, employees, and agents (collectively, “YALE Indemnitees”), from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “CLAIMS”), based upon, arising out of or otherwise relating to this LICENSE, including without limitation any cause of action relating to product liability, or any theory of liability (including without limitation tort, warranty, or strict liability) or the death, personal injury, or illness of any person or out of damage to any property related in any way to the rights granted under this Agreement; or resulting from the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the LICENSED PRODUCTS by LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees; or in connection with any statement, representation or warranty of LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees with respect to the LICENSED PRODUCTS. LICENSEE shall not settle or compromise the CLAIM without the prior written consent of YALE, such consent not to be unreasonably withheld. Without limiting the foregoing, YALE may withhold its consent to any settlement or compromise that would in any manner constitute or incorporate an admission by YALE or require YALE to take or refrain from taking any action.

14.2.	LICENSEE shall purchase and maintain in effect and shall require its SUBLICENSEES to purchase and maintain in effect a policy of commercial, general liability insurance to protect YALE with respect to events described in Article 14.1. Such insurance shall:

(a)	list “YALE, its trustees, directors, officers, employees and agents” as additional insureds under the policy;

(b)	provide that such policy is primary and not excess or contributory with regard to other insurance YALE may have;

(c)	be endorsed to include product liability coverage in amounts no less than $1 Million Dollars per incident and $5 Million Dollars annual aggregate; and

(d)	be endorsed to include contractual liability coverage for LICENSEE’s indemnification under Article 14.1; and

(e)	by virtue of the minimum amount of insurance coverage required under Article 14.2(c), not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under Article 14.1.

14.3.	By signing this Agreement, LICENSEE certifies that the requirements of Article 14.2 will be met on or before the earlier of (a) the date of FIRST SALE of any LICENSED PRODUCT or (b) the date any LICENSED PRODUCT is tested or used on humans, and will continue to be met thereafter. Upon YALE's request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current insurance policy to YALE. LICENSEE shall secure agreement from its insurer to give thirty (30) days’ written notice to YALE prior to any cancellation of or material change to the policy.

(a)	YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF THE LICENSED PATENTS, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, PRACTICE, SALE OR OTHER DISPOSAL OF THE LICENSED PRODUCTS DOES NOT OR WILL NOT INFRINGE UPON ANY PATENT OR OTHER RIGHTS NOT VESTED IN YALE.

(b)	YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED PATENTS AND LICENSED PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(c)	LICENSEE SHALL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES THAT ARE INCONSISTENT WITH THE DISCLAIMERS BY YALE IN ARTICLE 14.3(a) AND (b).

(d)	IN NO EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER YALE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

(e)	IN NO EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR DAMAGES IN EXCESS OF AMOUNTS YALE HAS RECEIVED FROM LICENSEE UNDER THIS LICENSE.

15.         NOTICES

15.1.	Any monetary payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR YALE:	FOR LICENSEE:
Managing Director	Chief Executive Officer
Yale University	Protea Biosciences Group, Inc.
Office of Cooperative Research	1311 PineView Drive
433 Temple Street	Morgantown WV 26505
New Haven, CT 06511

16.         INVENTOR AGREEMENTS

16.1	If LICENSEE and INVENTOR enter into an INVENTOR AGREEMENT, LICENSEE shall so notify YALE in writing within 30 days. The LICENSEE acknowledges that: (i) the INVENTOR is a faculty member, other employee, or student of YALE; (ii) the INVENTOR is subject to certain policies of YALE, as such policies may be revised from time to time, including policies concerning consulting, conflicts of interest, and intellectual property (“YALE POLICIES”); (iii) to the extent any provision of the INVENTOR AGREEMENT conflicts with YALE POLICIES, or imposes obligations or responsibilities compliance with which would require the INVENTOR to act in violation of YALE POLICIES, such provision shall be void. INVENTOR is a third party beneficiary of this paragraph.

17.         LAWS, FORUM AND REGULATIONS

17.1.	Any matter arising out of or related to this Agreement shall be governed by and in accordance with the substantive laws of the State of Connecticut, without regard to its conflicts of law principles, except where the federal laws of the United States are applicable and have precedence. Any dispute arising out of or related to this Agreement shall be brought exclusively in a court of competent jurisdiction in the State of Connecticut, and the parties hereby irrevocably submit to the jurisdiction of such courts.

17.2.	LICENSEE shall comply, and shall cause its AFFILIATES and SUBLICENSEES to comply, with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, practice, sale and use of the LICENSED PRODUCTS. In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE’s activities under this Agreement.

18.         MISCELLANEOUS

18.1.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

18.2.	This Agreement constitutes the entire agreement of the parties relating to the LICENSED PATENTS and LICENSED PRODUCTS, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this Agreement.

18.3.	The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

18.4.	Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

18.5.	No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners or joint venturers with each other or any third party, and neither party shall be deemed the agent of the other.

18.6.	This Agreement may not be amended or modified except by written agreement executed by each of the parties. This Agreement is personal to LICENSEE and shall not be assigned by LICENSEE without the prior written consent of YALE. Any attempted assignment in contravention of this Article 18.6 shall be null and void and shall constitute a material breach of this Agreement.

18.7.	LICENSEE, or any SUBLICENSEE or assignee, will not create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this Agreement or any sublicense.

18.8.	The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

18.9.	This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

Signature Page Follows

IN WITNESS to their Agreement, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

YALE UNIVERSITY		PROTEA BIOSCIENCES GROUP, INC.

By:	/s/ E. Jonathan Soderstrom	By:	/s/ Stephen Turner

E. Jonathan Soderstrom, Ph.D.		Stephen Turner

Managing Director		Chief Executive Officer

Office of Cooperative Research		Protea Biosciences Group, Inc.

Date:	April 12, 2016	Date:	April 4, 2016

Appendix A

LICENSED PATENTS

US Provisional Patent Application #62/238,313, filed on October 7th, 2015.

Appendix B

PLAN

Protea Biosciences, Inc.

Commercial Development Plan

Development of a Proteomics-based Test for the Differential Diagnosis of Malignant Melanoma

Objective

To develop, validate and commercialize a proteomics mass spectrometry imaging-based test for use in the differentiation between benign melanocytic nevi and conventional malignant melanomas.

Mass Spectrometry Imaging is an objective and reliable method that may be helpful in difficult cases, in which rendering a firm diagnosis of either benign nevus or malignant melanoma may be very difficult. The identification of protein expression profiles, which discriminate between benign melanocytic nevi and malignant melanomas, has led to the discovery of a set of clinically useful tumor biomarkers that can be incorporated into standard diagnostic and treatment strategies.

Medical Advisory Board

The Company, in collaboration with Rossitza Lazova, PhD., will organize a Medical Advisory Board to assist in guiding and reviewing the test development plan and activities.

Validation Studies

Protea scientists, working with Dr. Lazova, have demonstrated that Mass Spectrometry Imaging can effectively differentiate between benign melanocytic nevi and malignant melanomas in formalin-fixed, paraffin-embedded tissue sections based on proteomic differences. To date a study has been completed and published that included a total of 104 archival formalin-fixed, paraffin-embedded tissue samples from 51 histologically unequivocal banal melanocytic nevi (BMN) and 54 conventional primary cutaneous malignant melanomas.

To validate the sensitivity and specificity of the test, a set of follow on validation studies will be designed and completed that will include representative samples from multiple types of benign melanocytic nevi, stages of malignant melanoma and matched adjacent tissue samples. The studies will include comparative analysis via genomics test methods, including FISH and CGH, to provide comparison data with other confirmatory techniques that are currently in use.

CLIA Laboratory Test

Upon completion of the validation studies, the Company will proceed to make the test commercially available as a CLIA laboratory test. The test will be positioned for use in the approximately 33% of cases where skin biopsies are obtained and further pathologic consultation is required to establish a diagnosis. Reimbursement will be applied for and obtained for the test and related pathologic consultation. It should be noted that codes already exist for melanoma tests and consultations.

Follow on Development

Upon the successful commercial launch of the test, follow on developments will be pursued by the Company as recommended by its Medical Advisors, including the potential development of melanoma screening assays.

Estimated Development Timeline

Q3-Q4 2016	Formation of Medical Advisory Board
Q4 2016 - Q1 2017	Validation assays – set 1
Q2 2017 - Q3 2017	Validation assays – set 2
Q1-Q2 2018	CLIA laboratory certification
Q2 2018	First commercial services